EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77O:
  Transactions effected pursuant to Rule 10f-3

 Attachment to item 77Q3:
 NSAR certification - filed as:  EX-99.77Q3 CERT

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EXHIBIT A:
Report of Independent Auditors

To the Shareholders and Board of Directors
Gabelli Capital Asset Fund

In planning and performing our audit of the financial statements of Gabelli Capital Asset Fund for the year ended December 31, 2002, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Gabelli Capital Asset Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2002.

This report is intended solely for the information and use of management and the Board of Directors of Gabelli Capital Asset Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

ERNST & YOUNG LLP
February 7, 2003




EXHIBIT B:
The Gabelli Capital Asset Fund
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund. A folder documenting such compliance for each transaction is available for inspection by Board Members.

TRADE DATE: 10/17/02
ISSUE: Gray Television, Inc.
SHARES: 115,000
PRICE: $8.25
AMOUNT: $948,750
SPREAD AMOUNT: 0.495
SPREAD %:  6%
FUND'S % OF ISSUE: 0.383%
% OF ISSUE FOR ALL GABELLI FUNDS: 1.333%
BROKER: Merrill Lynch/Deutsche Bank
ISSUES WITHIN 90 DAYS: 3
REASON:  (1),(2)

The purchases listed above meet the following requirements of 10f-3
....Part of an issue registered under the Securities Act of 1933.
....Purchased at not more than the offering price.
....Offered pursuant to a firm commitment underwriting.
....The issuer has been in continuous operation for at least 3 years.

All other requirements are presented in the table above

Reason Key
(1) Does not exceed 125% of the mean offering spread of 3 comparable issues underwritten in the last 90 days.

(2) Does not exceed 110% of the underwriting spread of 3 comparable issues underwritten in the last 90 days.

Note: If 3 comparable issues are not available within 90 days, a one year window is used.

UNDERWRITERS FOR GRAY TELEVISION, INC.:
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Bear, Stearns & Co. Inc.
Allen & Company LLC
Wachovia Securities, Inc.
Sun Trust Capital Markets, Inc.
Gabelli & Company, Inc.
The Shemano Group